Exhibit 10.1

GRAHAM CORPORATION

ANNUAL STOCK-BASED LONG-TERM INCENTIVE AWARD PLAN

FOR SENIOR EXECUTIVES

(As Amended and Restated Effective as of June 2, 2025)

Purpose	The purpose of this Annual Stock-Based Long-Term Incentive Award Plan for Senior Executives (the “Plan”) is to incentivize the senior executive officers of Graham Corporation (the “Company”) to remain employed by the Company, focus on Company growth, align their compensation with the Company’s business strategy and to create stockholder value.

Administration	The Plan will be administered for eligible employees by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company, which shall have final and conclusive authority to administer and interpret the Plan for such eligible employees.

Eligibility	Eligible employees will include the Executive Chairman, the Chief Executive Officer and the Chief Executive Officer’s direct reports, subject to the approval by the Committee of such participation.

Award Periods	Annual awards under the Plan will be based on the fiscal year of the Company, beginning with its April 1, 2025 through March 31, 2026 fiscal year (each, a “Fiscal Year”).

Awards

Unless the Committee determines otherwise, annual awards under the Plan for the Fiscal Year will consist of shares of time-vesting restricted stock units (“RSUs”) and shares of performance-vesting restricted stock units (“PSUs,”), which awards will be issued under the 2020 Graham Corporation Equity Incentive Plan, or a successor plan thereto or restatement thereof (the “Incentive Plan”) and will be subject to the terms thereof.

RSUs

Unless the Committee determines otherwise, RSUs will vest one-third on each of the first three anniversaries of the date of grant.

The number of shares of RSUs to be issued to an eligible employee for a Fiscal Year will be determined by multiplying 50 percent (or such other percentage as may be determined by the Committee) of the eligible employee’s base salary then in effect by such employee’s long-term incentive percentage (the “Target L-T Percentage”) as listed in Exhibit A, and then dividing by the value of a share of stock on the date of grant, rounded to the nearest whole number.

PSUs

Unless the Committee determines otherwise, PSUs will vest on the third anniversary of the date of grant, depending on the satisfaction of the performance goal matrices for the three-year period commencing with the 2026 Fiscal Year, which matrices will be determined by the Committee. In determining the performance for the three-year period commencing with a Fiscal Year, the Committee shall have the discretion to include or exclude any extraordinary events that positively or negatively affected the Company’s financial performance for the Fiscal Year.

The number of PSUs to be issued to an eligible employee for a Fiscal Year will be determined by multiplying 50 percent (or such other percentage as may be determined by the Committee) of the eligible employee’s base salary then in effect by such employee’s Target L-T Incentive Percentage, and then dividing by the value of a share of stock on the date of grant, rounded to the nearest whole number.

Effect of Certain Events

Notwithstanding any other provision of the Plan, the following terms shall apply to all RSUs and PSUs awarded under the Plan:

•  Except as otherwise provided in an agreement with the executive, upon the death or Disability of the executive, or the termination of the executive’s employment without Cause or the executive’s resignation for Good Reason within the 12-month period following a Change in Control, any outstanding RSUs awarded under the Plan will vest in full, and any outstanding PSUs will vest pro-rata based on the target level of the applicable performance goals. Terms have the meaning given to them by the Incentive Plan.

•  Upon the retirement of the executive at the age of 65 or later, outstanding RSUs awarded under the Plan will vest in accordance with the vesting schedule for the award, and any outstanding PSUs will vest pro-rata based on the satisfaction of the applicable performance goals as determined at the end of the performance period.

Payment	Annual awards for a Fiscal Year will be approved by the Committee and will be issued as soon as practicable after approval.

Recoupment	The Plan and the compensation payable hereunder shall be subject to forfeiture, recovery by the Company or other action pursuant to the Graham Corporation Policy for the Recovery of Erroneously Awarded Compensation, as well as any other incentive compensation recoupment policy adopted by the Company’s Board of Directors or the Compensation Committee at any time.

Section 409A	The Plan and the RSUs and PSUs awarded thereunder, are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

Amendment and Termination

The Plan may be amended or terminated by the Committee at any time. No eligible employee will have any right to an award under the Plan until such award is approved by the Committee.

Neither the existence of the Plan nor the grant of an award in any year shall give an eligible employee any right to an award or similar award in future years or any right to continue such eligible employee’s employment relationship with the Company. All eligible employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

EXHIBIT A

TARGET L-T INCENTIVE PERCENTAGES

Position	Target L-T Incentive %
Executive Chairman	50%
Chief Executive Officer	125%
Vice President – Finance, Chief Financial Officer, and Chief Accounting Officer	70%
Vice President and General Managers	60%

Notwithstanding the foregoing, the Committee shall have the discretion to specify a different Target L-T Incentive Percentage for a given position or employee for a given Fiscal Year.